PROXY                                                       PROXY
            For the Annual Meeting Of Shareholders of
                     ACX TECHNOLOGIES, INC.
                  16000 Table Mountain Parkway
                     Golden, Colorado  80403
       Proxy Solicited on Behalf of the Board of Directors

   The undersigned hereby appoints Jeffrey H. Coors and Joseph Coors, Jr., or either of them, as proxies, with power of substitution, to vote all the shares of the undersigned held of record by the undersigned as of March 24, 1999, with all of the powers which the undersigned would possess if personally present at the Annual Meeting of Shareholders of ACX Technologies, Inc. (the "Company"), to be held at 10:30 A.M. (local time) on May 11, 1999 at the Arvada Center For The Arts And Humanities, 6901 Wadsworth Boulevard, Arvada, Colorado, or any adjournments thereof.


The Board of Directors recommends a vote FOR the nominees for director listed below:

     FOR all Nominees listed below [ ]        WITHHOLD AUTHORITY [ ]
     (except as marked to the                 To Vote for all Nominees
      contrary below)                         below

                         Joseph Coors, Jr.
                         John Hoyt Stookey

  To withhold authority to vote for any nominee, line through the name of the nominee above.

   Unless contrary instructions are given, the shares represented by this proxy will be voted FOR the election of all named nominee directors.

  EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE, SIGN
AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

                                                            Date:


                                                       Signature:


                                                       Signature:

                                        (Please sign exactly as
                                        shown on your stock
                                        certificate and on the
                                        envelope in which this
                                        proxy was mailed.  When
                                        signing as partner,
                                        corporate officer,
                                        attorney, executor,
                                        administrator, trustee,
                                        guardian, etc., give full
                                        title as such and sign
                                        your own name as well.
                                        If stock is held jointly,
                                        each joint owner should
                                        sign.)

ACX TECHNOLOGIES, INC., 16000 Table Mountain Parkway, Golden,
Colorado  80403
(303) 271-7000


Notice of Annual Meeting of Shareholders
To Be Held May 11, 1999

The Annual Meeting of Shareholders of ACX Technologies, Inc. ("ACX" or the "Company"), a Colorado corporation, will be held on May 11, 1999 at 10:30 A.M. (local time) at the Arvada Center For The Arts And Humanities, 6901 Wadsworth Boulevard, Arvada, Colorado, for the following purposes:

     To elect two directors for a three-year term and to transact any other business that may properly come before the meeting.

Shareholders of the Company of record at the close of business on March 24, 1999 are entitled to vote at the meeting and any adjournment of the meeting.

Whether you expect to attend the meeting in person, please mark, sign, date, and return the accompanying proxy in the return envelope provided. No postage is necessary if mailed in the United States. Any person giving a proxy has the power to revoke it at any time, and shareholders who are present at the meeting may withdraw their proxies and vote in person.

ALL  SHAREHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE
SHAREHOLDERS' MEETING.




By Order of the Board of Directors,



Jill B. W. Sisson, Secretary
March 31, 1999


PROXY STATEMENT

     This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of ACX Technologies, Inc. (the "Company") to be voted at the Annual Meeting of Shareholders on May 11, 1999. The Proxy Statement and Proxy card will be mailed or given to you on or about March 31, 1999.

Voting Procedure

     If you return the signed proxy before the meeting, the shares will be voted according to your directions. UNLESS YOU
INDICATE OTHERWISE ON YOUR PROXY CARD, THE SHARES WILL BE VOTED
"FOR" ALL DIRECTOR NOMINEES.

     After giving a proxy, you may cancel it at any time before it is exercised by (1) delivering written notice to the Company,
(2) substituting a new proxy executed at a later date, or (3) requesting, in person at the Annual Meeting, that the proxy be returned.

Who Can Vote and Votes Required

     If you are a shareholder of record at the close of business on March 24, 1999, you will be entitled to vote at the meeting. As of March 24, 1999, there were 28,436,098 shares of the Company's $.01 par value common stock outstanding (the "Common Stock"). Each share of Common Stock is entitled to one vote. A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. The election of directors requires that the nominees receive more votes than any opposing candidates. Also, cumulative voting is not allowed in the election of directors or for any other purposes.

     If you withhold authority to vote for a director nominee in the election of directors, your vote will be excluded entirely and will have no effect. If your shares are registered in the name of a broker or other "street name" nominee, your votes will only be counted as to those matters actually voted. If you do not provide voting instructions, they will not be counted (commonly referred to as "broker non-votes"). Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Solicitation Costs

     The solicitation of your proxy will initially be conducted by mail; however, further solicitations may be made by telephone or oral communication. Officers, directors and employees of the Company may solicit proxies but will not receive any special compensation. Also arrangements, including reimbursement for expenses in forwarding proxy materials, will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of Common Stock. All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the enclosed material will be paid for by the Company.


     The Company was formed in August 1992 as a holding company for the packaging, ceramics, aluminum and developmental businesses formerly owned by Adolph Coors Company ("ACCo"). Effective December 27, 1992, ACCo distributed to its shareholders all then outstanding shares of the Company's common stock (the "Spin-Off"). The principal subsidiary of ACCo is Coors Brewing Company ("Coors Brewing" or "CBC"). Unless the context indicates otherwise, the term the "Company" or "ACX" is used in this Proxy Statement to include ACX Technologies, Inc. ("ACX Technologies") and any of its subsidiaries that existed during the period of reference including Coors Porcelain Company and its subsidiaries (collectively referred to as "Coors Ceramics" or "CCC"), Graphic Packaging Corporation and its subsidiaries (collectively referred to as "Graphic Packaging" or "GPC"), Golden Technologies Company, Inc. and its subsidiaries (collectively referred to as "Golden Technologies" or "GTC"), and Golden Aluminum Company and its subsidiaries (collectively referred to as "Golden Aluminum" or "GAC"). In March 1997, the Company sold GAC to Crown Cork & Seal under an agreement, later amended, which gives Crown Cork & Seal the right to transfer GAC back to the Company before September 1999.



ELECTION OF DIRECTORS

     The Board of Directors of the Company (the "Board") is divided into three classes, designated Class I, Class II and Class III. Each class is elected for a three-year term. Two Class II directors will be elected at the upcoming 1999 Annual Meeting, three Class III directors at the 2000 Annual Meeting, and three Class I directors at the 2001 Annual Meeting. Each of the nominees is currently a director of the Company and has agreed to serve on the Board if elected. If any of the nominees for director is unavailable for election, the proxies will be voted for a substitute nominee(s) designated by the Board. Information about the nominees and each current director whose term continues after the Annual Meeting follows:

     Principal Occupation or Employment                       Director
        and Directorships                       Age             Since

NOMINEES FOR ELECTION AS CLASS II DIRECTORS

JOSEPH COORS, JR.                                57             1992
President of the Company since its formation in August 1992; Chairman of Coors Ceramics since 1989, Chief Executive Officer of Coors
Ceramics since March 1997, and President of
Coors Ceramics from 1997 to October 1998;
Chairman of Golden Aluminum from 1993 to 1997;
Executive Vice President of ACCo from 1991 to
1992; President of Coors Ceramics from 1985 to
1993; also a director of Hecla Mining Company
(NYSE:  HL), Golden Genesis Company, the
Company's majority-owned subsidiary and an integrator and distributor of solar electric systems, and Chairman of the Air Force Memorial
Foundation.

JOHN HOYT STOOKEY                                 69            1993
Chairman of Suburban Propane since March 1996;
Non-executive Chairman of Quantum Chemical
Company, a subsidiary of Hanson PLC, from 1993 to March 1996; President and Chairman of Quantum
Chemical Corporation from 1985 to 1993; also a trustee of United States Trust Company of New
York and a director of Cyprus Amax Minerals
Company, Suburban Propane Partners, The Clark
Foundation and The Robert Sterling Clark
Foundation.

                THE BOARD OF DIRECTORS RECOMMENDS
         A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE


CLASS III DIRECTORS WHOSE TERMS EXPIRE AT THE 2000 ANNUAL MEETING

JOHN D. BECKETT                                    60       1993
President of the R. W. Beckett Corporation, a manufacturer of components for oil and gas heating, since 1965.

     Principal Occupation or Employment                      Director
         and Directorships                         Age         Since

JOHN K. COORS                                      42            1996
President and Chief Operating Officer of
Coors Ceramics since October 1998; Chief
Executive Officer of Golden Genesis Company, from January 1997 to October 1998; President of Golden Genesis Company from July 1992 to
October 1998; Vice President and Plant
Manager of Coors Brewing Company's Memphis,
Tennessee brewery from January to July 1992;
also a director of Golden Genesis Company.

WILLIAM K. COORS                                    82            1992
Chairman of the Company since its formation in August 1992; Chairman of ACCo since 1989;
President of ACCo since 1989; also a director of ACCo since 1940.


CLASS I DIRECTORS WHOSE TERMS EXPIRE AT THE 2001 ANNUAL MEETING

JEFFREY H. COORS                                     54            1992
President of the Company since its formation
 in August 1992; President of Graphic Packaging from June 1997 and Chairman of Graphic Packaging and Golden Technologies since 1985 and 1989, respectively; Executive Vice President of ACCo from 1991 to 1992; President of Coors Technology
Companies from 1989 to 1992; President of ACCo from 1985 to 1989.

JOHN H. MULLIN, III                                  57            1992
Chairman of Ridgeway Farm since 1989, a
limited liability company engaged in timber activities and farming; Director of ACCo from 1989 to 1992; also a director of Alex Brown
Realty, Inc., The Liberty Corporation, Carolina
Power & Light, Inc. and a trustee of The Putnam
Funds.

JAMES K. PETERSON                                    64            1997
President of The Peterson Group, an investment firm, since 1990; Chief Executive Officer of
Graphic Packaging Corporation from 1982 to 1989;
Chief Operating Officer and a director of Ludlow
Corporation from 1980 to 1982; employed by Continental Can Company from 1971 to 1980, most recent position was Vice President.


BOARD OF DIRECTORS AND BOARD COMMITTEES

     The Board of Directors held four regular meetings and two special meetings during 1998. Each director attended at least 75 percent of the total number of meetings of the Board and the committees on which he served, except Joseph Coors, Jr. who attended 70% of the Board meetings.

     Joseph Coors was a member of the Board until August 1996 when he retired and was named Director Emeritus by the Board. As Director Emeritus, Mr. Coors provides advice and consulting services to the Board. For these services, he participates in the Company's Equity Compensation Plan for Non-Employee Directors and receives an annual retainer, which is described below. However, he is not a voting member of the Board and is not counted for quorum purposes.

     The Board has established four standing committees: Audit, Compensation, Executive and Director. Shareholders who wish to recommend director candidates to the Director Committee should provide the Secretary of the Company with the candidate's name, biographical data and qualifications. Membership of the Committees was as follows:

  Board Member       Board  Audit Compensation  Executive  Director
W. K. Coors           X*                            X*
J. D. Beckett         X       X                               X
R. P. Godwin          X       X*
J. K. Coors           X
J. H. Mullin, III     X                X*
J. Coors, Jr.         X                              X
J. K. Peterson        X       X
J. H. Coors           X                              X        X
J. H. Stookey         X                X                      X*
Meetings Held in 1998 6       4        4             4        1

*  Chairman

Audit Committee (all members are nonemployee directors)
    Reviews the scope and results of the audit of the Company by the Company's independent accountants;
    Recommends the appointment of the Company's independent
     accountants;
    Reviews the adequacy of the Company's systems of internal control and accounting policies and procedures, including compliance with the Company's ethics policy;
    Directs and supervises investigations into matters within the scope of its duties.

Compensation Committee (all members are nonemployee directors)
    Reviews and recommends to the Board compensation of
     management personnel;
    Reviews and approves executive incentive and benefit plans.

Executive Committee (1 member is a nonemployee director and 2 members are employee directors)
    Exercises all of the authority of the Board when the Board is not in session except as provided in the Company's
     Articles, Bylaws and applicable law.

Directors' Committee (2 members are nonemployee directors and 1 member is an employee director)
    Considers and recommends nominees for election as directors;
    Reviews and evaluates the performance of the Board.


Compensation of Directors

     Employee directors do not receive additional compensation for serving as directors of the Company. Each non-employee director and the Director Emeritus of the Company receive an annual retainer of $35,000, 20 percent of which is paid in shares of Common Stock. The balance of the retainer is paid in cash unless the non-employee director or the Director Emeritus elects to take all or a portion of it in Common Stock. All shares of Common Stock received by non-employee directors and the Director Emeritus are subject to forfeiture until completion of the annual term which ends on the date of the annual shareholders' meeting following receipt of the shares.

     In addition, each non-employee director receives a grant of 2,000 non-qualified stock options at the beginning of his three-year term as director. The options, with an exercise price equal to 100% of market value on the date of grant, vest in equal increments over the three-year period and expire, if unexercised, six years from the date they vest.

     No additional amounts are paid to directors for committee meetings. Directors and the Director Emeritus are reimbursed for expenses incurred while attending Board or committee meetings and in connection with any other Company business. In addition, the Company purchases accidental death and dismemberment insurance for the non-employee directors and the Director Emeritus.

Family Relationships

     Jeffrey H. Coors, John K. Coors and Joseph Coors, Jr. are brothers, and are sons of Joseph Coors and nephews of William K.
Coors.



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table lists beneficial ownership of Common
Stock as of March 24, 1999 by owners of more than five percent of the Common Stock, each director and executive officer, and all directors and executive officers as a group:

                      Address        Amount and Nature        Percent
     Name           for 5% Owners  of Beneficial Ownership (1)   of
Class

Adolph Coors, Jr.   Adolph Coors Company     2,800,000  	       9.8%
Trust (William K.   Golden, Colorado
Coors,              80401
Jeffrey H. Coors,
J. Brad Coors,
Joseph Coors, and
Peter H. Coors,
co-trustees with
shared voting and
investment power)

Grover C. Coors Trust Adolph Coors Company    2,727,016  	      9.6%
(William K. Coors,    Golden, Colorado
Jeffrey H. Coors,     80401
John K. Coors,
Joseph Coors, and
Joseph Coors, Jr.,
co-trustees with
shared voting and
investment power)

May Kistler Coors Trust Adolph Coors Company   1,726,652 	       6.1%
(William K. Coors,      Golden, Colorado
Jeffrey H. Coors,	80401
Joseph Coors,
Joseph Coors, Jr. and
Peter H. Coors,
co-trustees with
shared voting and
investment power)

Jeffrey H. Coors (2)(3)  ACX Technologies, Inc.   1,524,171  	    5.4%
                         16000 Table Mountain Parkway
                         Golden, Colorado  80403

Tweedy, Browne Company   52 Vanderbilt Avenue     1,481,685  	    5.2%
LLC and Affiliates       New York, New York  10017

Herman F. Coors Trust    Adolph Coors Company     1,435,000      	5.0%
(William K. Coors,       Golden, Colorado  80401
Jeffrey H. Coors,
Joseph Coors,
Joseph Coors, Jr. and
Peter H. Coors,
co-trustees with
shared voting and
investment power)

John D. Beckett (2)                                22,311
*
John K. Coors (2)(4)                               39,558
*
Joseph Coors, Jr. (2)(5)                          708,240
2.5%
William K. Coors (2)(6)                           912,735
3.2%
Richard P. Godwin  (2)(7)                          14,988
*
John H. Mullin, III  (2)                           25,737
*
James K. Peterson  (2)                              4,011
*
John Hoyt Stookey (2)                              13,718
*
Jed J. Burnham  (2)                                99,990
*
Beth A. Parish  (2)(8)                              8,232
*
Jill B. W. Sisson  (2)(9)                         66,446     	     *

Directors and Executive Officers                  2,653,725	      9.3%
as a Group (12 persons)
  *  Holds less than 1% of the Common Stock.

(1) Except as otherwise indicated, the beneficial owner has sole voting and investment power.

(2) Includes shares of Common Stock issuable pursuant to options which are currently exercisable or will be exercisable within 60 days.

(3) Includes 786,412 shares owned by the Adolph Coors Foundation, of which Jeffrey H. Coors, Peter H. Coors and William K. Coors, among others, are the directors. Does not include the following shares held by Jeffrey H. Coors as trustee as to which he disclaims beneficial ownership: (1) 178,064 shares: William K. Coors, Joseph Coors and Peter H. Coors, co-trustees with shared voting and investment power; and (2) 3,326,060 shares: William K. Coors, Joseph Coors, Joseph Coors, Jr. and Peter H. Coors, co-trustees with shared voting and investment power. Also does not include: 72,350 shares of Common Stock restricted and unissued until the earlier of (i) grantee's retirement, death, disability or termination of employment, or (ii) the year 2000 (5,726 shares), 2001 (3,600 shares), 2002 (5,344 shares), 2004
  (10,096 shares), 2005 (11,443) and 2010 (12,618 shares); or
  66,672 shares of Common Stock restricted and unissued until retirement.

(4) Does not include 18,156 shares of Common Stock restricted and unissued until retirement.

(5) Does not include 3,326,060 shares held by Joseph Coors, Jr. as trustee as to which he disclaims beneficial ownership. As to the 3,326,060 shares, Joseph Coors, Jr. shares voting and investment power with Jeffrey H. Coors, Joseph Coors, William K. Coors and Peter H. Coors. Also does not include 1,798 shares of Common Stock restricted and unissued until the earlier of retirement or death, disability or termination of employment; or 64,032 shares of Common Stock restricted and unissued until retirement.

(6) Includes 786,412 shares owned by the Adolph Coors Foundation, of which Jeffrey H. Coors, Peter H. Coors and William K. Coors, among others, are the directors. Does not include the following shares held by William K. Coors as trustee as to which he disclaims beneficial ownership: (1) 178,064 shares: Jeffrey H. Coors, Joseph Coors and Peter H. Coors, co-trustees with shared voting and investment power; and (2) 3,326,060 shares: Jeffrey H. Coors, Joseph Coors, Joseph Coors, Jr. and Peter H. Coors, co-trustees with shared voting and investment power.

(7) Includes 3,072 shares held by Richard P. Godwin as trustee, as to which he shares voting and investment power with Reatha T. Godwin, as co-trustee.

(8) Does not include 1,445 shares of Common Stock restricted and unissued until the earlier of (i) grantee's death, disability or termination of employment, or (ii) the year
  2001.

(9) Does not include 11,192 shares of Common Stock restricted and unissued until the earlier of (i) grantee's retirement, death, disability or termination of employment, or (ii) the year 2008 (582 shares) and 2009 (6,584 shares).



COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors, which is composed entirely of independent directors, is responsible for all compensation matters regarding the Company's executive officers and for administering and granting awards under all executive compensation plans in which executive officers participate. The current members of the Committee are John H. Mullin, III, who serves as Chairman, and John Hoyt Stookey.

Compensation Policies

     General. The Company's compensation policies are intended to create value for the Company's shareholders through long-term growth in sales and earnings. The total compensation package, consisting of salary, benefits, an annual incentive opportunity and equity grants, is designed to attract, motivate and retain the quality of executives needed to successfully lead and manage the Company. This package intentionally ties a sizable portion of the executives' total compensation to Company performance and shareholder value. To further the focus of its executives on shareholder value, the Committee established guidelines for minimum levels of stock ownership by the executive officers. Within a period of five years, the executive officers are expected to own stock equal in value to the following multiples of salary: members of the Office of the President - 3 times and the other executive officers - 1 time. Guidelines are encouraged, not mandatory, and have no impact on salary increases or participation in the annual incentive plan.

     Salary. Salary range midpoints are targeted to be at the median (the 50th percentile) of salaries paid by similar-sized manufacturing companies as determined from data in national salary surveys, a larger group of manufacturing companies than those in the performance graph index. The data was gathered and reported to the Company by an independent third-party consultant. For 1998 the salary data taken from the surveys was based on several hundred manufacturing companies. Through a regression analysis formula, the salary data is adjusted to reflect companies with the same sales revenue as that of the Company. An executive officer is paid within the salary range depending upon the individual's level of experience, expertise and specific job performance. Salaries are reviewed annually and any increases are approved by taking into account the Company's actual financial performance, the executive officer's performance in meeting Company goals and competitive salary data. The Committee does not assign a predetermined specific weight to these items.

     Annual Incentive. The annual incentive is variable compensation and depends 100 percent upon Company performance. The 1998 incentive plan provided for targeted cash bonuses equal to 50 percent of base salary if certain predetermined financial goals were achieved. These financial goals included an earnings per share ("EPS") goal for ACX executive officers and the Company's subsidiary executive officers. The goals were set by the Committee in December 1997 and included a "threshold" level below which no bonus would be earned. Potential awards are uncapped and may exceed 100 percent of salary. For 1998, the Committee certified that the EPS goal exceeded target (50% of base salary) and, therefore, cash bonuses paid to ACX executive officers equaled 63 percent of base salary.

     Executive officers may elect to defer up to 100 percent of the annual bonus. Amounts deferred are deemed to be invested, at the executive officer's election, in either a fixed rate fund or in a stock units fund, provided the bonus is deferred for a minimum of two years. Bonuses deemed invested in the fixed rate fund earn simple interest during the deferral period equal to the average rate for 10-year Treasury notes plus two points. The bonus plus accrued interest is paid in cash at the end of the deferral period. Bonuses deemed invested in the stock units fund are denominated as a specific number of shares of Common Stock by using the market value of these shares at the time of the investment divided by the amount of the bonus invested in stock units. In addition, the holder of stock units receives one non-qualified stock option for each two stock units taken in place of the cash bonus. The options vest ratably over two years and have a 10-year term. This provision is designed to further encourage stock ownership by the executives. The stock units are paid by issuing an equal number of shares of Common Stock at the end of the deferral period.

     Equity Grants. Equity grants are variable compensation and tied 100 percent to the future performance of the Company's Common Stock. The Company's equity plan currently allows for equity grants of non-qualified stock options, restricted shares, stock units and bonus shares. During 1998, the Committee granted stock options and stock units at 100 percent of the market price of the Company's Common Stock on the date of grant. The
Committee: (a) made the annual stock option grant as provided for in the Executive Incentive Plan; and (b) granted stock units and stock options to those executive officers who elected to defer their bonus and invest it in the stock units fund. The number of shares for the annual option grant was calculated so that the value of the options granted, using an option pricing model, was equal to 60 percent of the executive officers' salaries and 150 percent of the Office of the President's salaries.

Chief Executive Officer Compensation

     Two members served in the Office of the President and shared the chief executive officer function during 1998. Each year the Office of the President evaluates its performance against the following four strategic goals approved by the Committee: leadership, creation of earnings, growth and innovation. The Committee considers this self-evaluation at the time it does its own evaluation of the Office of the President's performance.

     Salaries for the two members are targeted, in total, to be no greater than the combined median (the 50th percentile) salaries of the top two executives in similar-sized manufacturing companies.

     Each member of the Office of the President participated in the annual incentive opportunity described above and earned a bonus for 1998 at the level of 63 percent of salary. The target bonus opportunity for each member was 50 percent of salary.

     Non-qualified stock options were granted to each member during 1998 based on the guidelines described above and upon the deferral of a bonus which was invested in stock units as described above.

Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code generally limits the Company's tax deduction for compensation paid to the executive officers named in the Summary Compensation Table, which follows this report, to $1 million unless certain requirements are met.

     The Committee has taken and intends to continue taking the necessary steps to ensure that the Company's tax deduction is preserved and not limited by the $1 million deductibility cap. In particular, the Committee sought and obtained shareholder approval for the Company's Executive Incentive Plan and its Equity Incentive Plan, as required under Section 162(m).

This report is submitted by the Compensation Committee of the Board of Directors:

     JOHN H. MULLIN, III, Chairman
     JOHN HOYT STOOKEY


EXECUTIVE COMPENSATION
Summary Compensation Table
                                                         Long-Term
                                                        Compensation
                          Annual Compensation          	    Awards

                                             Other   Restricted Securities  All Other
Name and                                     Annual    Stock    Underlying  Compen-
Principal                         (1)       Compensa-  Award(s)  Options/   sation
Position        Year   Salary($) Bonus ($)  tion($)   ($)(2)    SARs(#)    ($)(3)


Jeffrey H.      1998  $485,000  $305,550   $56,150 (4)      	67,048    $ 9,031
Coors
  Office of     1997  $460,000  $479,780   $ 6,703 (5)      	24,189    $ 8,053
the President
                1996  $460,000  $437,460                               $ 7,780

Joseph Coors,   1998  $485,000  $305,550                     	62,000   $12,705
Jr.
  Office of     1997  $460,000  $479,780    $ 3,236 (5)      	15,000   $ 8,659
the President
                1996  $460,000  $437,460                               $ 8,408

Jed J.          1998  $220,000  $138,600    $56,164 (4)     	12,000    $ 8,842
Burnham
  CFO and       1997  $195,000  $203,385                     15,000    $ 4,000
Treasurer
                1996  $185,008  $175,935                    	14,600    $ 3,750

Jill B.W.       1998  $182,500  $114,975                    	10,000    $ 6,241
Sisson
  General       1997  $170,000  $177,310                    	13,358    $ 2,981
Counsel and
  Secretary     1996  $162,004  $154,062                    	14,734    $ 3,750

Beth A.         1998  $110,000   $94,300 (7) $21,765 (8)      6,000    $ 3,374
Parish
  Controller    1997   $75,252   $50,000                    	 3,000    $ 1,850
                1996     (6)


(1) Bonuses shown are the total bonuses for 1998 and are paid 100 percent in cash except where executives elect to defer a portion of the bonus into either the fixed rate fund or the stock units fund as described above in the Committee's Report.

 (2) Stock units were granted on October 1, 1994 in an amount approximately equal to the Company's liability as of January 1, 1994 for the benefit due certain named executives under salary continuation agreements. The stock units replace a cash liability of the Company and tie the eligible named executive's post-retirement benefit to stock value. The stock units are payable in full upon retirement at age 60 or after. The stock units are 50 percent vested at age 50 with 10 years of service and the remaining 50 percent vests in 5 percent increments between ages 51 and 60. The number of stock units granted, the percent vested at year end 1998 and the market value at year end 1998, respectively, were:
     Jeffrey H. Coors - 66,672 units, 65 percent vested, valued at $854,235 and Joseph Coors, Jr. - 64,032 units, 75 percent vested, valued at $820,410.

(3) Other Compensation includes the value of term life insurance benefiting the executive and the employer's contribution to the 401-K plan, respectively, as follows: Jeffrey H. Coors
     - $5,031 and $4,000; Joseph Coors, Jr. - $8,705 and $4,000;
     Jed J. Burnham - $4,842 and $4,000; Jill B. W. Sisson - $2,303 and $3,938; and Beth A. Parish - $915 and $2,459.

(4) Amounts shown include the imputed value to the executive of converting a company-owned country club membership to a personal membership. The club memberships were valued at $24,385 for Mr. Coors and $33,478 for Mr. Burnham. The amount shown for Mr. Coors also includes an annual car allowance of $18,000.

(5)  Amounts shown are reimbursements during the year for taxes.

(6)  Ms. Parish was elected Controller as of November 11, 1997.
     Her total annual salary and bonus for 1996 did not exceed
     $100,000.

(7)  In addition to the annual cash bonus described in footnote
     (1) above, Ms. Parish received a one-time bonus of $25,000 as a result of her election as an officer of the Company.

(8) Amount shown includes a personal benefit of $6,000 and an annual car allowance of $12,000.


Option/SAR Grants in Last Fiscal Year


                             Individual Grants (1)
               Number of     % of Total
              Securities     Options/
              Underlying       SARs     Exercise           Grant Date
               Options/     Granted to  or Base              Present
              SARs Granted    Employees    Price  Expiration  Value ($)
Name             (#)        in Fiscal Yr. ($/Sh)    Date        (2)

Jeffrey H.      62,000 (3)               $24.344 10-Feb-08   $795,460
Coors		 5,048 (4)               $24.031 27-Feb-08   $ 63,908

                67,048         14.1%

Joseph          62,000  (3)    13.0%     $24.344 10-Feb-08   $795,460
Coors, Jr.

Jed J.          12,000  (3)      2.5%    $24.344 10-Feb-08   $153,960
Burnham

Jill B. W.      10,000  (3)      2.1%    $24.344 10-Feb-08   $128,300
Sisson

Beth A.          6,000  (3)       1.3%   $24.344 10-Feb-08   $ 76,980
Parish


(1) All options are granted at the Common Stock's market value on the grant date, and each grant has an expiration date as specified in the table. All options vest in the event of a change in control. The option price may be paid in cash, by surrendering shares owned for more than 6 months, or through irrevocable instructions to a broker to deduct the option price from the proceeds of the sale. Options include the right to have shares withheld by the Company to pay withholding tax obligations due in connection with the exercise.

(2) Values indicated are an estimate based on the Black-Scholes option pricing model using the following assumptions: (a)
     28.1 percent stock price volatility based on the average stock price volatility of the companies included in the S&P Manufacturing (Diversified/Industrials) Index; (b) 5.63 percent risk-free rate of return; (c) zero dividend yield;
     (d) anticipated exercising at the end of the option term; and (e) no adjustment for non-transferability or risk of forfeiture. The actual value realized will be determined by the excess of the stock price over the exercise price on the date the option is exercised. There is no certainty the actual value realized will be at or near the value estimated by the Black-Scholes option pricing model.

(3) Options granted annually which vest ratably over 3 years with each vested increment being exercisable until the tenth anniversary of the grant date.

(4) Options granted as a result of an election to defer the 1997 cash bonus by investing it in stock units. Options vest ratably over 2 years with each vested increment being exercisable until the tenth anniversary of the grant date.
     Any unvested options are subject to forfeiture if the underlying bonus shares are not retained for 2 years.


Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End
   Option/SAR Values

                             Number of Securities   Value of Unexer-
            Shares          Underlying Unexer-     cised In-The-Money
            Acquired        cised Options/SARs     Options/SARs
              On      Value   at 12/31/98 (#)      at 12/31/98 ($) (1)
           Exercise  Realized Exercis-  Unexer-    Exercis-   Unexer-
              (#)      ($)     able     cisable     able      cisable
NAME
Jeffrey H.   4,369  $ 5,052  615,470    98,358    $223,198        $0
Coors
Joseph       5,900  $87,269  607,266    90,900    $273,418        $0
Coors, Jr.
Jed J.                        74,965     26,867       $0          $0
Burnham
Jill B. W.                    48,156     22,946       $0          $0
Sisson
Beth A.                        2,000      8,500       $0          $0
Parish

(1) Value of unexercised options equals market value of the shares ($12.8125) underlying in-the-money options at December 31, 1998, less the exercise price, times the number of in-the-money options outstanding.


Pension Plan Table

     The estimated total annual retirement benefits payable under the defined benefit plan in which the named executives participate are set forth in the table below. The table illustrates benefits accrued through fiscal year 1998 and includes years of service and compensation earned while employed by ACCo, the former parent of ACX. In connection with the Spin-
Off, ACX assumed the pension liability for the ACCo former employees who transferred to ACX as part of the Spin-Off and ACX received the funding associated with that liability.


                       Years of Service
Remuneration     15       20       25       30       35

  $125,000     $32,813 $43,750  $54,688   $65,625 $68,750
  $150,000     $39,375 $52,500  $65,625   $78,750 $82,500
  $175,000     $45,938 $61,250  $76,563   $91,875 $96,250
  $200,000     $52,500 $70,000  $87,500  $105,000 $110,000
  $225,000     $59,063 $78,750  $98,438  $118,125 $123,750
  $250,000     $65,625 $87,500  $109,375 $131,250 $137,500
  $275,000     $72,188 $96,250  $120,313 $144,375 $151,250
  $300,000     $78,750 $105,000 $131,250 $157,500 $165,000
  $325,000     $85,313 $113,750 $142,188 $170,625 $178,750
  $350,000     $91,875 $122,500 $153,125 $183,750 $192,500
  $375,000     $98,438 $131,250 $164,063 $196,875 $206,250
  $400,000    $105,000 $140,000 $175,000 $210,000 $220,000
  $425,000    $111,563 $148,750 $185,938 $223,125 $233,750
  $450,000    $118,125 $157,500 $196,875 $236,250 $247,500
  $475,000    $124,688 $166,250 $207,813 $249,375 $261,250
  $500,000    $131,250 $175,000 $218,750 $262,500 $275,000
  $525,000    $137,813 $183,750 $229,688 $275,625 $288,750
  $550,000    $144,375 $192,500 $240,625 $288,750 $302,500
  $575,000    $150,938 $201,250 $251,563 $301,875 $316,250

(1) The maximum permissible benefit under ERISA from the qualified Retirement Plan for 1998 was $130,000. In addition, the maximum compensation for 1998 which may be used in determining benefits from the qualified Retirement
     Plan is $160,000. The Company has a non-qualified supplemental retirement plan which provides the benefits which are not payable from the qualified Retirement Plan because of these limitations. The amounts shown in this table include the benefits payable under the non-qualified supplemental retirement plan. The benefit is computed on the basis of a straight life annuity and is subject to a reduction to reflect, in part, the payment of Social
     Security benefits.

(2) The compensation covered by the Retirement Plan is salary only and does not include any of the other compensation items shown on the summary compensation table. The salary used to compute benefits is the highest average salary amount over a 36 consecutive month period in the last ten years. As of fiscal year-end 1998, average annual compensation covered by the Retirement Plan and credited years of service with ACX, including previous compensation and years of service with ACCo and its subsidiaries, for the named executives are as follows: Jeffrey H. Coors -
     $466,808 and 27 years; Joseph Coors, Jr. - $466,808 and 22 years; Jed J. Burnham - $198,754 and 6 years; Jill B. W.
     Sisson - $170,601 and 6 years; and Beth A. Parish - $84,137 and 11 years.


Employment Contracts and Termination of Employment and
Change-in-Control Arrangements

     The Company has no employment contracts with the named executives. Compensation received by the named executives upon retirement includes normal retirement benefits and, for the two members of the Office of the President, a number of shares of stock to be granted under the salary continuation agreements described above in footnote 2 to the Summary Compensation Table.
In addition, in the case of a change in control of the Company, the Company's compensation plans will be affected as follows:
(1) under the Equity Incentive Plan, all outstanding options will become exercisable in full and all stock units will become payable in full; (2) under the Executive Incentive Plan (the annual incentive plan), the plan will terminate and prorated bonuses will be calculated and paid, if earned; (3) under the deferred compensation plan, distributions of deferred amounts will be made in a lump sum within 90 days after the change in control; and (4) under the salary continuation agreements, stock units vest 100 percent without regard to the executive's age or service. The definition of change in control for these purposes is as follows: (i) The acquisition of, or the ownership of, 50 percent or more of the total Common Stock of the Company then issued and outstanding, by any person, or group of affiliated persons, or entities not affiliated with the Company as of the effective dates of these plans, without the consent of the Board of Directors, or (ii) The election of individuals constituting a majority of the Board of Directors who were not either (A) members of the Board of Directors prior to the election or (B) recommended to the shareholders by management of the Company, or
(iii) A legally binding and final vote of the shareholders of the Company in favor of selling all or substantially all of the assets of the Company.

Compensation Committee Interlocks and Insider Participation

     During 1998, the following individuals served on the Compensation Committee: John H. Mullin, III and John Hoyt
Stookey. There were no compensation committee interlocks during 1998.

Performance Graph

     The following performance graph compares the performance of the Company's Common Stock to the Standard & Poor's 500 Stock
Index and to the Standard & Poor's Manufacturing
(Diversified/Industrials) Index for the period from December 31, 1993 through December 31, 1998. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1993 and that all dividends, if any, were reinvested, although it should be noted that the Company has not paid dividends on its Common Stock. The information contained in this graph is not necessarily indicative of future
Company performance.

             Comparison of Cumulative Total Returns
         Since December 31, 1993 in Company Common Stock

                      [GRAPH APPEARS HERE]

       12/31/93  12/31/94  12/31/95  12/31/96  12/31/97  12/31/98
S&P 500  $100     $ 98       $132      $162      $201     $263
S&P
Manu-    $100     $102       $141      $189      $238      $301
Facturing
(Diversified)
ACX Tech- $100    $ 99       $ 76      $ 98      $124      $ 54


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Joseph Coors, William K. Coors, Joseph Coors, Jr., Jeffrey
H. Coors, John K. Coors, J. Brad Coors and Peter H. Coors are co-trustees of one or more of the family trusts which collectively own approximately 46% of the Common Stock of the Company and a majority of the non-voting common stock of ACCo. In addition, one of those trusts owns 100 percent of the voting common stock of ACCo. Peter H. Coors is a brother of Jeffrey H. Coors, John
K. Coors and Joseph Coors, Jr. and son of Joseph Coors and is a director and executive officer of ACCo and Coors Brewing. J.
Brad Coors is a son of Joseph Coors, Jr. and a nephew of Jeffrey
H. Coors and John K. Coors, and is an employee of ACCo.  Joseph
Coors and William K. Coors are brothers and directors of ACCo.
ACX and ACCo, or their subsidiaries, have certain business relationships and have engaged or propose to engage in certain transactions with one another, as described below.

Transactions with Adolph Coors Company

     In connection with the 1992 Spin-Off, certain ACX subsidiaries entered into market-based, long-term supply agreements with Coors Brewing to provide packaging and starch products to Coors Brewing for use in its business.

     Under the original packaging supply agreement, Coors Brewing agreed to purchase and Graphic Packaging agreed to supply substantially all of Coors Brewing's paperboard and label packaging requirements through 1997. In early 1997, this agreement was modified and extended to a three year, rolling term contract, and in 1998 was renegotiated through 2001. The new five-year agreement also provides for a three-year extension to be negotiated by 2000. Under the starch supply agreement, Coors
Brewing agreed to purchase and Golden Technologies agreed to sell
100 million pounds of refined corn starch annually through 1997.
The starch supply agreement was amended in 1996 and, in March
1997, was extended through 1999. The starch manufacturing facility was subsequently sold in January 1999 and the supply agreement assigned to the purchaser. Total sales under these supply contracts have been a material source of revenue for the Company, accounting for sales of approximately $120,000,000 in 1998. Sales to CBC of approximately $103,300,000 are estimated for the packaging contract for 1999 and the starch supply contract through January 1999.

     In addition to these supply agreements, prior to the sale of the starch manufacturing facility, Coors Brewing and Golden
Technologies were parties to an agreement under which Golden
Technologies purchased brewery by-products and retained a percentage of the net sales price on the resale of such by-products. Payments to Coors Brewing under this contract were approximately $9,750,000 in 1998 and approximately $436,000 in January 1999.

     In addition, certain subsidiaries of ACX and ACCo are parties to a few miscellaneous market-based transactions. The
Company's real estate brokerage subsidiary and the partnership described below received rental income from Coors Brewing for the use of recreational facilities and Coors Brewing provided water and waste water treatment services for an ACX ceramics facility located on property leased from Coors Brewing. In addition, the ceramics subsidiary sold certain miscellaneous products to CBC, including ceramic can tooling for Coors Brewing's can lines.
During 1998, the Company received approximately $212,000 for the services and products it provided to ACCo as described in this paragraph, and anticipates it will receive approximately $179,000 for these services and products in 1999. During 1998, the Company paid ACCo and its subsidiaries approximately $285,000 for the services provided by ACCo as described in this paragraph, and anticipates it will pay approximately $294,000 in 1999 for these services.

     An ACX subsidiary is a general partner in a limited partnership in which Coors Brewing is the limited partner. The partnership owns, develops, operates and sells certain real estate previously owned directly by Coors Brewing or ACCo.
Distributions of $75,000 were made to each partner in 1998.
Distributions are allocated equally between the partners until Coors Brewing recovers its investment and then 80 percent to the general partner and 20 percent to Coors Brewing. It is estimated that distributions for 1999 will be $1,000,000 to each partner.

Other Transactions

     The real estate limited partnership described above proposed the sale to Joseph Coors, Jr. in 1999 of four 35 acre parcels of land located in Bear Tooth Ranch, north of Golden, Colorado. The contract price for the four parcels is based on its appraised value as follows: Parcel 1 at $325,000, Parcel 2 at $325,000,
Parcel 3 at $310,000 and Parcel 4 at $325,000. The Buyer has the right to terminate the contracts prior to March 31, 1999, in which case he will receive a refund of his earnest money, $5,000 per contract. The Buyer may also extend the contracts beyond
March 1999 at which time the earnest money will become non-refundable.
     In addition to the purchase price, the contracts require that the Buyer drill a well prior to closing if there is not one on the property. Three of the parcels do not have a well and the cost of drilling is estimated at $8,000 to $15,000 per well. If any contracts are extended beyond December 31, 1999, the land will be reappraised and the contract price adjusted accordingly.



OTHER BUSINESS

     The Board of Directors of the Company is not aware of any other matters that are to be presented at the Annual Meeting. If other matters should properly be presented at the Annual Meeting, the persons named in the proxy will vote on these matters using their best judgment.



INFORMATION ON INDEPENDENT ACCOUNTANTS

     The Board has unanimously reappointed the firm of PricewaterhouseCoopers LLP ("PWC") as independent accountants for the 1999 fiscal year. A representative of PWC will be present at the Annual Meeting to answer questions from the shareholders and will be given an opportunity to make a statement on behalf of PWC.



DIRECTOR AND OFFICER SECURITIES REPORTS

     The Company's executive directors and officers, and persons who own more than 10 percent of the Company's equity securities are required to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Based upon information provided to the Company, the Company believes that during the fiscal year ended December 31, 1998, persons subject to this requirement filed the required reports on a timely basis.



RESOLUTIONS PROPOSED BY INDIVIDUAL SHAREHOLDERS

     In order to include a shareholder proposal in the Company's
Proxy Statement and form of proxy relating to the Company's next
Annual Meeting of Shareholders following the end of the 1999 fiscal year, it must be received by the Company no later than December 31, 1999.



AVAILABILITY OF REPORT ON FORM 10-K

     Upon your written request, the Company will provide a complimentary 1998 Annual Report on Form 10-K (without exhibits).
Your request should be mailed to:  Shareholder Relations, ACX
Technologies, Inc., 16000 Table Mountain Parkway, Golden,
Colorado  80403.




     This Notice and Proxy Statement are sent by order of the Board of Directors.




     Dated:    March 31, 1999
                                   Jill B. W. Sisson,
                                   General Counsel and
                                   Secretary




